DEPARTMENT OF TRANSPORTATION
UNITED STATES OF AMERICA
THE SECRETARY’S DECISION ON
THE DEEPWATER PORT LICENSE APPLICATION
OF FREEPORT-MCMORAN ENERGY, LLC
Washington, D.C. January 3, 2007

I.	INTRODUCTION[1]
The Deepwater Port Act of 1974, as amended in 1984, 1996 2002, and 2006 (hereinafter the Act)2 declared it to be the purpose of Congress to “...authorize and regulate the location, ownership, construction, and operation of deepwater ports in waters beyond the territorial limits of the United States.”3 Deepwater ports, as the term has been amended, includes facilities constructed at sea which are used as terminals to transfer natural gas, usually received in the form of Liquefied Natural Gas (LNG) from LNG carriers, to onshore storage facilities and pipelines. According to the U.S. Department of Energy, energy consumption in the United States is expected to increase more rapidly than domestic energy production through 2030.4 Further, natural gas demand is expected to exceed domestic production during this period requiring a more than doubling of natural gas imports by 2030. Natural gas can be imported via pipelines from neighboring nations or by ship using specialized LNG carriers. In order to receive LNG, specialized port facilities are required. Currently, four land-based LNG import facilities and one offshore facility exist in the United States. To meet the expected demand for LNG imports, several more import facilities or facility expansions will be necessary. Recognizing the need for new LNG import facilities, the Act was amended to provide American industry with the option of constructing new LNG port facilities in the waters beyond the United States territorial limits. The construction and operation of deepwater ports will enhance the options available for the importation of natural gas into the United States, thus allowing this nation to benefit from the economic and environmental advantages of LNG imports.

[1]	The application and related public comments and official actions may be viewed on the Department of Transportation’s Docket Management System (Docket) at http://dms.dot.gov/search/ by entering docket number 17696; the official Docket number for Main Pass Energy Hub is USCG-2004-17696.

[2]	In January 2002, the Act was amended by Public Law No. 107-295, the Maritime Transportation Security Act of 2002 which, at section 106 amends the Act to cover the importation, transportation, and production of natural gas (116 STAT. 2064 at 2086). The Act was recently amended by Public Law No. 109-241, the Coast Guard and Maritime Transportation Act of 2006, to address crew nationalities and vessel flag registries and other requirements (120 STAT. 516). The Act is codified at 33 U.S.C. §§1501 through 1524, and citations in this document are either to sections of the Act (which were numbered 2 through 25) or, whenever possible, to corresponding sections of the United States Code.

[3]	Section (a)(1), 33 U.S.C. §1501.

[4]	Energy Information Administration, Annual Energy Outlook 2007 with Projections to 2030 (release date December 2006) <http://www.eia.doe.gov/oiaf/aeo/production.html>.

Under the Act, persons seeking to own, construct, and operate deepwater ports must submit detailed applications to the Secretary of Transportation, who, by a delegation published on June 18, 2003, delegated to the Maritime Administrator “the authority to issue, transfer, amend, or reinstate a license for the construction and operation of a deepwater port” as provided for in the Act.5 Because this is a delegated authority, all references will continue to be to the Secretary. This delegation did not change the previous delegation of license processing functions to the United States Coast Guard (USCG), now part of the Department of Homeland Security,6 and to the Maritime Administration (MARAD), made in 1997,7 nor does it change the Secretary’s delegation of authority to the Administrator of the Pipeline and Hazardous Materials Safety Administration in 49 CFR §1.53(a)(3) for the establishment, enforcement, and review of regulations concerning the safe construction, operation or maintenance of pipelines on Federal lands and the Outer Continental Shelf (33 U.S.C. §1520).
On February 27, 2004, Freeport-McMoRan Energy, LLC (hereinafter Freeport-McMoRan or FME) — a wholly-owned subsidiary of McMoRan Exploration Co. (McMoRan Exploration or MMR) — submitted to the USCG and MARAD an application for a license and all Federal authorizations required to own, construct, and operate a deepwater port, referred to as the Main Pass Energy Hub™ (Main Pass Energy Hub, or MPEH), off the coast of Louisiana. Proposed facilities would consist principally of LNG storage tanks, LNG carrier berthing provisions, vaporizers, salt cavern gas storage, and six pipelines to transport the natural gas to the existing gas distribution pipelines, one of which will connect with a gas distribution pipeline near Coden, Alabama. A gas pipeline junction platform, also part of the proposed port, will be located approximately 40 miles from the Mississippi coast in Main Pass Block 164.

[5]	Vol. 68, Federal Register, No. 117, Wednesday, June 18, 2003, pp 36496-36497 (68 FR 36496).

[6]	The USCG has the additional statutory responsibility to approve an operations manual for a deepwater port. 33 U.S.C. §1503(e)(1). The USCG retained the statutory and delegated authorities upon its transfer to the Department of Homeland Security (Department of Homeland Security Delegation Number: 0170, Sec. 2. (75), March 3, 2003; Pub. L. 107-296, Section 888).

[7]	Vol. 62, Federal Register, No. 48, Wednesday, March 12, 1997, pp 11382-11383 (62 FR 11382).

The application was initially deemed incomplete. After the submission of supplemental information, the application was deemed complete on May 24, 2004, and a Notice of Application was published in the Federal Register on June 9, 2004, summarizing the application.8 Under section 1508(a)(1) of the Act, the States of Alabama, Louisiana and Mississippi were designated as Adjacent Coastal States.9 Under procedures set forth in the Deepwater Port Act, the USCG and MARAD have 240 days from the date of the Notice of Application to hold one or more public hearings in the Adjacent Coastal States.10 Sections 1503(c)(8) and 1508(b)(1) of the Act provide that the Secretary may not issue a license without the approval of the governor of each Adjacent Coastal State.11 Adjacent Coastal State governors must indicate their approval, approval with conditions, or disapproval of an application within 45 days of the last public hearing. If a Governor fails to transmit his or her approval, such approval is conclusively presumed under the Act.12
The application timeline for Main Pass Energy Hub was suspended based on the need for additional information to meet National Environmental Policy Act (NEPA) requirements. The application timeline was stopped a second time as a result of the impact by Hurricanes Katrina and Rita to the Adjacent Coastal States.
The timeline suspension was lifted as of March 10, 2006, with the publication of the Final Environmental Impact Statement (EIS) on March 14, 2006.13 Final public hearings were held on March 21, 22, and 23, 2006, in Alabama, Mississippi, and Louisiana, respectively. By letter dated May 5, 2006, the Governor of Louisiana, Kathleen Blanco, indicated her disapproval of the Main Pass application based on her concerns regarding potential impacts to marine life from the proposed use of Open Rack Vaporizers (ORVs).
Because MARAD received a Governor’s disapproval of the Main Pass Energy Hub project within the 45 day period after the final public hearing, in accordance with section

[8]	Vol. 69, Federal Register, No. 111, Wednesday, June 9, 2004, pp 32363-32364 (69 FR 32363).

[9]	Vol. 69, Federal Register, No. 111, Wednesday, June 9, 2004, pp 32363-32364 (69 FR 32364). 33 U.S.C. §1508(a)(1).

[10]	33 U.S.C. §1504(g) .

[11]	33 U.S.C. §§1503(c)(8) and 1508(b)(l).

[12]	33 U.S.C. §1508(b)(1).

[13]	Docket entry 248. USCG-2004-17696-248.

1508(b)(1) of the Act, the Secretary denied Freeport-McMoRan’s application, as proposed, for Main Pass Energy Hub in a Record of Decision issued on June 21, 2006.14
On May 31, 2006, Freeport-McMoRan submitted an amended application proposing the use of a closed-loop submerged combustion vaporization (SCV) system with selective catalytic reduction (SCR). The revised application was deemed complete, and the USCG and MARAD issued a Notice of Amended Application in the Federal Register.15 An Environmental Assessment (EA) analyzing the proposed change in vaporization technology was prepared and circulated, for public comment. Public hearings on the proposed changes and the evaluation contained in the Final EIS, EA, and the license application, as well as the amendment, were held on October 3, 4, and 5, 2006, in Alabama, Mississippi, and Louisiana, respectively.
The issue before me is whether to issue a license to Freeport-McMoRan, to deny the amended application, or to issue a license subject to certain conditions and the statutory criteria designed to protect and advance the public interest.16 This document sets forth my decision on the application submitted by Freeport-McMoRan, one of nine currently pending applications under the Act. This is a decision I am required by statute to make within 90 days after the last public hearing, which was held on October 5, 2006.17
In reaching this decision, I am compelled to evaluate and consider a broad range of expert advice and information from other Federal agencies, adjacent States, and the general public. Moreover, I am directed to make specific findings that seek to protect, promote, and, in some cases, reconcile national priorities in energy, the environment, the economy, and freedom of navigation on the high seas. In placing this awesome responsibility on one Federal official, the Congress commendably has sought to simplify the complex maze of Federal and State jurisdictional responsibilities into a single decision based on a broad range of information and policy perspectives.

[14]	Docket entry 333. USCG-2004-17696-333.

[15]	Vol. 71, Federal Register, No. 154, Thursday, August 10, 2006, pp 45899-45890 (71 FR 45899).

[16]	33 U.S.C. §1503(a) sets forth specific procedures and standards by which the Secretary must make a determination.

[17]	33 U.S.C. §1504 (i) (4).

The Main Pass Energy Hub deepwater port and its associated anchorage will be located in the Gulf of Mexico on the Outer Continental Shelf (OCS) off the Louisiana coast in 210 feet of water.18 The port area is situated in the Gulf of Mexico approximately 16 miles offshore southeast of Venice, Louisiana, in Main Pass Block 299. The proposed facility will sit atop a salt dome, approximately 2 miles in diameter, and use existing Outer Continental Shelf Lands Act (OCSLA) structures as well as new deepwater port structures. The original application included the use of ORV for the re-vaporization of the natural gas, and excavation of salt domes to be used as a storage facility for natural gas. An on-site total gas storage capacity of approximately 28 billion cubic feet would be provided in three salt caverns to be constructed under the deepwater port.
Main Pass Energy Hub consists of the LNG storage tanks, LNG carrier berthing provisions, vaporizers, salt cavern gas storage, and six pipelines to transport the natural gas to the existing offshore gas gathering system.
The project would utilize four existing platforms, along with associated bridges and support structures, with appropriate modifications and additions as part of the deepwater port. Two new platforms will be constructed to support liquefied natural gas storage tanks, and a patent-pending berthing system to berth the LNG carriers will be installed.
Freeport-McMoRan proposes the installation of approximately 192 miles of natural gas and natural gas liquid (NGL) transmission pipelines on the OCS.19 Six proposed takeaway pipelines would connect the deepwater port with several existing gas distribution pipelines, one of which would connect with a gas distribution pipeline near Coden, Alabama. A proposed metering platform is to be installed at Main Pass Block 164. A gas pipeline junction platform, also part of the proposed Port, would be approximately 40 miles from the Mississippi coast in Main Pass Block 164.

[18]	The term Deepwater Port is defined in 33 U.S.C. §1502(9) of the Act to include only facilities located seaward of the high water mark. As used herein, the term Deepwater port shall have the statutory meaning while the term Port shall include the related onshore facilities.

[19]	The term natural gas is defined in 33 U.S.C. §1502(13). Natural gas liquids are included within the definition of natural gas, as “the condensate recovered from natural gas.”

The terminal would be able to unload LNG carriers with capacities of up to 160,000 cubic meters. LNG would be stored in six tanks located on two new fixed platforms. Each tank would have an approximate gross capacity of 24,000 cubic meters, for a total net capacity of approximately 145,000 cubic meters. Four unloading arms would be provided to offload the LNG carriers at a rate of 10,500 to 12,000 cubic meters per hour. The facility would have living quarters to routinely accommodate up to 50 personnel.

Main Pass Energy Hub would be designed to handle a nominal capacity of 7.0 million metric tons per year of LNG, or 350 billion cubic feet per year of gas. This is equivalent to an average delivery of approximately 1.0 billion cubic feet per day (bcfd). The facility would be capable of delivering a peak of 1.6 bcfd of pipeline-quality natural gas during periods of high demand, and a peak of 85,000 barrels per day of natural gas liquid.

The amended application changed the proposed LNG vaporization technology from ORV to SCV-SCR. This change resulted in the elimination of the use of seawater as the heat source for vaporization, and required the relocation of Platform No. 3 to support the modified vaporization equipment. All other components of the proposed Main Pass Energy Hub are unaffected by the amended application.

The total capital expenditures during the construction phases are expected to be approximately $1,000,000,000.

Freeport-McMoRan Energy, LLC, is a wholly-owned subsidiary of McMoRan Exploration Co. and a Delaware Limited Liability Company. McMoRan Exploration Co., the parent company of the applicant, is engaged in the exploration, development, and production of oil and natural gas reserves offshore in the Gulf of Mexico and onshore in the Gulf Coast area. Freeport-McMoRan has met all citizenship requirements necessary to receive a license under section 4 of 33 U.S.C. §1502.
II.	DECISION

For the reasons set forth in this document, I have decided to issue a license to Freeport-McMoRan because it meets the basic criteria in the Act, but only subject to certain conditions designed to protect and advance the national interest, the demonstration of financial capability, and conditions to preserve and enhance the environment. Several of the conditions are self-evident: the need for an operations manual, the need to submit further technical information and detailed drawings concerning the construction of the deepwater port, etc. Other conditions are the natural product of the application process. I list some, but not all conditions here and discuss only a few of them in any detail. The precise conditions will be listed in the license itself. I have determined that the cost of processing applicant compliance with each of these conditions is a cost of processing the application. To reach any other conclusion would invite an applicant to evade the costs of processing the application by delaying certain events and making them conditions of the license rather than a fait accompli in the license. Therefore, as the applicant meets each of these conditions, it will continue to pay for the costs of processing the license. In reaching this decision, I have relied heavily—as the Act intends me to do—on the advice and recommendations of other federal and state agencies and on the views of the public as they have been expressed through the public hearing process. The “one window” application review process,[20] created by Congress in the Act to enable a comprehensive, coordinated, and timely decision, vests in me a special responsibility to adhere to the expert advice I receive or to explain fully why I have chosen an alternative course.

The Environmental Protection Agency (EPA) and other Federal and State environmental agencies have made sound and constructive recommendations to preserve the marine environment in which this port will operate, and to protect the air and coastal regions from further environmental degradation by on-shore connecting facilities. I have accepted most of these recommendations and will be incorporating them in license conditions or the operations manual that will govern the operation of the Port complex.

I have sought and relied upon the advice of the Department of the Interior, the Department of Energy, and other public and private agencies on the benefits and consequences of

[20]	Joint Report, Committees on Commerce; Interior and Insular Affairs; and Public Works, United States Senate, Deepwater Port Act of 1974, S.Rep. 93-1217, 93rd Congress, 2d Session (1974)(hereinafter Joint Report) at 45.

the development of this port for the country’s energy needs and our nation’s commitment to energy sufficiency.

Finally, the U.S. Coast Guard, now a part of the Department of Homeland Security, was instrumental in developing the environmental and marine navigation aspects of the decision, among many other very valuable services rendered.

Where I have imposed conditions, it has been primarily because I have an obligation to ensure that the port is developed in a way that meets other transportation and environmental objectives, that the efforts of the private sector to undertake this project are not frustrated, and that the Secretary of Transportation, or his delegee, does not perform functions that duplicate or conflict with those vested by Congress in other Federal agencies.

In approving this application, I am relying on my broad authority under the Act to impose such conditions as are “necessary to carry out the provision of the Act.”[21] These conditions create special obligations with which the applicant must agree to comply. For this reason, Freeport-McMoRan may decide not to accept the license and undertake the project. If not, then I hope other potential applicants will step forward. If Freeport-McMoRan does accept these conditions and goes forward with the project, I am satisfied that the Port will be developed in a way that serves the public interest.

III.	DECISION MAKING PROCESS

In reaching this decision, I have followed the procedures prescribed by the Act, which are designed to ensure full exposure to a broad range of relevant information and expertise. Also, my decision can only be fully understood if it is placed within the context of the statutory framework of the Deepwater Port Act.

The Deepwater Port Act.

As originally enacted as Public Law No. 93-627 on January 3, 1975, amended on September 25, 1984 by the Deepwater Port Act Amendments of 1984 (Public Law No. 98-419, 98 STAT. 1607), modified on October 19, 1996, by the Deepwater Port Modernization Act (Title V of Public Law No. 104-324,

[21]	33 U.S.C. §1503(e)(1) .

110 STAT. 3901 at 3925), amended by section 106 of the Maritime Transportation Security Act of 2002, (Public Law No. 107-295, 116 STAT. 2064 at 2086)22 which extended the Deepwater Port Act to natural gas, and further amended by the Coast Guard and Maritime Transportation Act of 2006 (Public Law No. 109-241, 120 STAT. 516), the statute covers a range of activities for deepwater natural gas ports by:
1.	Providing that no person may engage in the ownership, construction, or operation of a deepwater port except in accordance with a license issued pursuant to the Act (33 U.S.C. §1503(a));

2.	Containing citizenship requirements (33 U.S.C. 1502(4));[23]

3.	Prohibiting the transportation or transfer of any oil or natural gas between a deepwater port and the United States unless such port is licensed under the Act (33 U.S.C. §1503(a));

4.	Authorizing the Secretary of Transportation to issue, amend, transfer, and reinstate licenses for the ownership, construction, and operation of deepwater ports (33 U.S.C. §1503(b));

5.	Allowing such licenses to be effective unless suspended, revoked, or surrendered (33 U.S.C. §1503(h));

6.	Setting forth prerequisites, conditions, application procedures, regulations, and criteria for the issuance of licenses for deepwater ports (33 U.S.C. §1504(a));

7.	Requiring public notice and hearings before licenses are issued (33 U.S.C. §1503 (g));

8.	Allowing adjacent States to set reasonable fees for use of deepwater ports (33 U.S.C. §1504(h)(2));

9.	Setting forth criteria for determining what is an adjacent State (33 U.S.C. §§1502(1) and 1508);

10.	Requiring the Secretary to prescribe procedures governing the environmental and navigational effect of such ports (33 U.S.C. §1509);

[22]	Section 106 of the Maritime Transportation Security Act of 2002, Public Law No. 107-295, 116 STAT. 2064 at 2086.

[23]	“Citizen of the United States” means any person who is a United States citizen by law, birth, or naturalization, any State, any agency of a State or a group of States, or any corporation, partnership, or association organized under the laws of any State which has as its president or other executive officer and as its chairman of the board of directors, or holder of a similar office, a person who is a United States citizen by law, birth or naturalization and which has no more of its directors who are not United States citizens by law, birth or naturalization than constitute a minority of the number required for a quorum necessary to conduct the business of the board.

11.	Permitting the Secretary to suspend or revoke licenses for noncompliance with the Act (33 U.S.C. §1503(h));

12.	Declaring that the laws of the United States and of the nearest adjacent State, as applicable, shall apply to such ports (33 U.S.C. §1518);

13.	Requiring the Secretary to issue regulations as necessary to assure the safe construction and operation of pipelines on the Outer Continental Shelf (33 U.S.C. §§1504(a) and 1520);

14.	Establishing civil and criminal penalties for violations of the Act (33 U.S.C. §1514(b)(3));

15.	Requiring that communications and documents transferred between Federal officials and any person concerning such ports are available to the public (33 U.S.C. §1513);

16.	Allowing civil actions for equitable relief for violations of the Act by Federal officials (33 U.S.C. §1514(c));

17.	Prohibiting issuance of a license unless the adjacent State, to which the port is to be connected by pipeline, has developed, or is making reasonable progress toward developing an approved coastal zone management program pursuant to the Coastal Zone Management Act of 1972 (33 U.S.C. §1503(c)(9)); and

18.	Directing the Secretary to give priority processing to applicants that will utilize U.S. Flag vessels and requiring applicants to provide information regarding the nationality of the flag state of vessels and the nationality of the officers and crew that will service the deepwater port facility (33 U.S.C. §§ 1503(i) and 1504(c)(2) (K)).
Regulations.
This application has been processed and this decision is made in conformance with regulations promulgated under the Deepwater Port Act of 1974, as amended. The regulations appear in the Code of Federal Regulations at 33 CFR Parts 148, 149, and 150.24
In addition, it is important to note my authority to enforce the terms and conditions of a license under the law. Failure of the applicant to comply can result in suspension or termination of the license (33 U.S.C. §1511).25

[24]	Vol. 71, Federal Register, No. 189, Friday, September 29, 2006, pp 57643-57694 (71 FR 57643).

[25]	Sec. 1511. — Suspension or termination of licenses

The license, when issued subsequent to this Record of Decision, along with any required documentation, will be in a form and substance satisfactory to me, reflecting the terms, criteria, and conditions set forth in this Record of Decision.
Facts.
Freeport-McMoRan filed its initial application on February 27, 2004. After a preliminary analysis for completeness, the application was deemed incomplete. After the submission of supplemental information, the application was later deemed complete on May 24, 2004, and a notice in the Federal Register on June 9, 2004, announced its availability for public inspection.26 On or about that date, the application was also distributed to all Federal departments and agencies and States having duties and responsibilities under the Act. On June 21, 2004, the application, inclusive of an environmental report provided by Freeport-McMoRan, was posted on the Docket Management System.27
The proposed port would be located 16 miles off the coast of Louisiana. A gas pipeline junction platform, also part of the proposed port, would be located 40 miles from the Mississippi coast, and one of six takeaway pipelines would terminate onshore near Coden, Alabama. Pursuant to 33 U.S.C. §1508, Alabama, Louisiana, and Mississippi were

(a)	Proceedings by Attorney General; venue; conditions subsequent

Whenever a licensee fails to comply with any applicable provision of this chapter, or any applicable rule, regulation, restriction, or condition issued or imposed by the Secretary under the authority of this chapter, the Attorney General, at the request of the Secretary, may, file an appropriate action in the United States district court nearest to the location of the proposed or actual deepwater port, as the case may be, or in the district in which the licensee resides or may be found, to -

(1)	suspend the license; or

(2)	if such failure is knowing and continues for a period of thirty days after the Secretary mails notification of such failure by registered letter to the licensee at his record post office address, revoke such license.

No proceeding under this subsection is necessary if the license, by its terms, provides for automatic suspension or termination upon the occurrence of a fixed or agreed upon condition, event, or time.

(b)	Public health or safety; danger to environment; completion of proceedings

If the Secretary determines that immediate suspension of the construction or operation of a deepwater port or any component thereof is necessary to protect public health or safety or to eliminate imminent and substantial danger to the environment, he shall order the licensee to cease or alter such construction or operation pending the completion of a judicial proceeding pursuant to subsection (a) of this section.

[26]	Vol. 69, Federal Register, No. 111, Wednesday, June 9, 2004, pp 32363-32364 (69 FR 32363).

[27]	The respective Docket entries for the application commence with document number USCG-2004-17696-2 and end with document number USCG-2004-17696-49.

designated as Adjacent Coastal States, a status that is conferred by the Secretary, in certain circumstances, and entitles such states to certain rights and privileges, including effective veto power over a deepwater port application. 28
As required by section 1505 of the Act, the USCG and MARAD prepared an EIS for the project. On July 29, 2004, the USCG and MARAD published a Notice of Intent to prepare an EIS and requested public comments, and announced public scoping meetings and informational open houses to discuss issues to be addressed in the EIS.29 The scoping meetings and informational open houses were held on August 10, 11, and 12, 2004, in Mobile, Alabama, Pascagoula, Mississippi, and New Orleans, Louisiana, respectively. Approximately 50 individuals total attended the open houses. Some of these attendees provided verbal or written comments either in support of or in opposition to the proposed project. In addition to comments received at the public meetings, 29 written comments were received on the USDOT Docket Management System. A total of 34 written comments were also received from agencies and stakeholders. These comments mirrored those received at the public meetings, but also included additional concerns. All comments received were considered during the preparation of the EIS.
On September 3, 2004, a stop clock letter was issued to suspend the statutory clock for processing the license application in order to collect information necessary to complete the EIS.30 Based on the evaluation of additional data provided by the applicant and their agreement in conducting more detailed risk assessments of the salt caverns for natural gas storage, the regulatory clock was restarted on April 21, 2005.31 On June 15, 2005, the Draft EIS (DEIS) was issued followed by a Notice of Availability and Request for Public Comments in the Federal Register on June 17, 2005.32 Public meetings on the DEIS were held on July 18, 19, and 20, 2005, in Grand Bay, Alabama, Pascagoula, Mississippi, and New Orleans, Louisiana, respectively to receive views of interested persons on the

[28]	Vol. 69, Federal Register, No. 111, Wednesday, June 9, 2004, pp 32363-32364 (69 FR 32363).

[29]	Vol. 69, Federal Register, No. 145, Thursday, June 29, 2004, pp 45337-45339 (69 FR 45337).

[30]	Docket entry 84, USCG-2004-17696-84.

[31]	Docket entry 99. USCG-2004-17696-99.

[32]	Vol. 70, Federal Register, No. 116, Friday, June 17, 2005, pp 35277-35279 (70 FR 35277).

Freeport-McMoRan DEIS.33 Attendees also had the opportunity to make comments on the application.34 Numerous individuals provided verbal or written comments at the meetings. Several commenters endorsed Freeport-McMoRan’s proposal, generally for reasons of long term economic and energy advantages to the states and nation. Other commenters expressed concern about adverse impacts on the environment. Comments submitted to the Docket during the 45-day public comment period were also considered during the development of the Final EIS (FEIS).
On August 26, 2005, the USCG and MARAD suspended the regulatory timeline for the second time for the applicant to provide additional data for air analysis and validation of the salt cavern stability analysis. This suspension was also affected as a result of hurricanes Katrina and Rita. In the wake of two major hurricanes in 2005, deepwater port applicants and adjacent coastal states affected by the hurricanes were advised by MARAD and the USCG of their plan to sustain suspension to allow states to deal with post-hurricane contingencies and to ensure the ability for public participation until the conditions were deemed sufficiently stabilized for the final public hearings. The application timeline was resumed for Main Pass Energy Hub on March 10, 2006.
In accordance with 40 C.F.R. §1506.9, a copy of the FEIS was submitted to the EPA. On March 9, 2006, the FEIS was published to the Docket and on March 14, 2006, the Notice of Availability and request for comments was published.35,36 In accordance with the Deepwater Port Act, final public hearings on the Main Pass Energy Hub license application were held on March 21, 22, and 23, 2006, in Grand Isle, Alabama, Pascagoula, Mississippi, and New Orleans, Louisiana, respectively.37 While the stated purpose of the hearings was to obtain views from interested parties on the license application, comments were also accepted regarding the EIS. During the public interest review process, extensive public and agency comments were submitted that discussed the project and the SCV technology as an

[33]	Id.

[34]	Id.

[35]	The respective Docket entries for the FEIS commence with document number USCG-2004-17696-232 and end with document number USCG-2004-17696-247.

[36]	Vol. 71, Federal Register, No. 49, Tuesday, March 14, 2006, pp 13213-12315 (71 FR 13213) .

[37]	Id.

alternative to the ORV regasification technology initially proposed for the project.
By May 7, 2005, 45 days after the last public hearing, MARAD and the USCG received comments from a number of interested Federal agencies and States.
As previously stated, the Governor of Louisiana, Kathleen Blanco, by letter dated May 5, 2006, indicated her disapproval of Freeport-McMoRan’s initial application based on her concerns regarding potential impacts to marine life from the proposed use of ORV technology.38 In response to Governor Blanco’s veto, Freeport-McMoRan submitted an amended application on May 31, 2006, which modified its initial application by proposing the use of a SCV system with selective catalytic reduction in place of the ORV regasification system.39, 40
The revised application was deemed complete and the USCG and MARAD issued a Notice of Amended Application in the Federal Register.41, 42 An Environmental Assessment (EA) on the proposed change in vaporization technology and associated changes was prepared and circulated for public comment. Public hearings on the proposed changes and the evaluations contained in the FEIS, EA and the license application and amendment were held on October 3, 4, and 5, 2006, in Alabama, Mississippi, and Louisiana, respectively.43
By letters dated June 28, 2006, September 21, 2006, and September 28, 2006, Freeport-McMoRan received consistency determinations for the Main Pass Energy Hub facility from the States of Mississippi, Louisiana, and Alabama, respectively, for each State’s coastal zone management program.44

[38]	Docket entry 321. USCG-2004-17696-321.

[39]	The respective Docket entries for the amended application commence with document number USCG-2004-17696-324 and end with document number USCG-2004-17696-332.

[40]	In accordance with sections 1503(c)(8) and 1508(b)(1) of the Act, the Secretary issued a Record of Decision on June 21, 2006, indicating that Freeport-McMoRan’s initial application was denied by Governor Blanco, and that we had received and would process the amended application. Docket entry 333. USCG-2004-17696-340.

[41]	Docket entry 340. USCG-2004-17696-340.

[42]	Vol. 71, Federal Register, No. 154, Thursday, August 10, 2006, pp 45899-45900 (71 FR 45899).

[43]	Vol. 71, Federal Register, No. 186, Tuesday, September 6, 2006, pp 56219-56221 (71 FR 56219).

[44]	Docket entry 357. USCG-2004-17696-357.

By letter dated November 20, 2006, the EPA recommended approval, with conditions, of Freeport-McMoRan’s amended deepwater port license application.
On November 20, 2006, MARAD and the USCG received written approval from Governor Kathleen Blanco of Louisiana in support of Freeport-McMoRan’s amended deepwater port license application. Governor Blanco’s approval decision was provided on the condition that Freeport-McMoRan and the State of Louisiana will work out “an agreement that will establish a program, paid for by Freeport-McMoran, for monitoring and mitigating all of the environmental impacts associated with the project.”45
IV. POLICY DETERMINATIONS
Having described the application and the process on which this decision is based; I now must address whether the applicant has or will meet the statutory criteria for issuance of a license. I also am concerned with what conditions should be imposed, if the license is issued, to ensure that the construction and operation of the port continues to serve the public interest. Fortunately, section 4(c) (33 U.S.C. §1503(c)) provides explicit guidance on this issue by requiring the Secretary to make nine findings or determinations in reaching a decision.
These determinations require that the Secretary evaluate fully the financial, technical, and management capability of the applicant and its owners to ensure that a licensee is able to comply with all applicable laws, the Act’s criteria, regulations, and license conditions, to weather financial and tropical storms, to meet any contingent liabilities, and to fulfill its obligation to construct and operate the port in a timely and efficient manner. Consequently, the licensee takes on a special obligation to perform, and I must be confident of its ability to do so.
These determinations further require that I ensure that the best available technology is utilized in the development of a facility that is environmentally sound, safe, and energy efficient. These requirements, of course, must be tempered by due respect for international treaties and obligations and recognition of the reciprocal benefits that accrue to

[45]	Docket entry 366. USCG-2004-17696-366.

all nations from the reasonably free use of the high seas. The reconciliation of proposed unilateral action to protect the environment with the objectives of international navigation requires the patience of those who work through multilateral channels to bring about a lasting and global commitment to environmental enhancement. Moreover, the environmental and safety benefits of removing LNG and other vessels from congested harbors and ports must weigh heavily in assessing the overall environmental desirability of deepwater port construction. The concerns of coastal States and other Federal agencies with offshore responsibilities must also be considered seriously in reaching these determinations. The overall national interest must be considered and whether the port is consistent with the nation’s goals and objectives.
In making these statutory findings, my task has been complicated by the fact that some of the values involved can be described and quantified with precision, while others, equally important to their advocates, are more hypothetical, speculative, and subjective. It would be plain error, however, to ignore a value simply because it cannot be reduced to numbers, and I have, accordingly, set forth my reasons and findings for each of these requirements in the following sections, drawing upon the substantial record. I further have described the specific license conditions that are designed to address my findings on each issue.
V. CRITERIA FOR ISSUANCE
As discussed above, section 4(c) (33 U.S.C. §1503(c)) provides explicit guidance to the Secretary requiring nine findings or determinations as criteria for issuance of a deepwater port license. As stated earlier, when issued, the License, along with any required documentation, will reflect the terms, criteria, and conditions discussed in this Record of Decision, and will be in a form and substance satisfactory to me. The first of the nine determinations that I am required to make relates to the financial capabilities of the applicant—that and each of the other eight criteria are discussed below in the order they appear in section 4(c).

1. Financial Responsibility
As provided in section 4(c)(l) of the Act, 33 U.S.C. §1503(c) (1), the first condition I must determine for issuing a license is that Freeport-McMoRan, the applicant, “is financially responsible and will meet the requirements of section 1016 [33 U.S.C. §2716] of the Oil Pollution Act of 1990” (OPA 90). Determination of financial responsibility is based upon the following factors: 1) the applicant must be financially able to construct, own and operate the proposed deepwater port, and 2) the applicant must meet all bonding requirements or provide other assurances that the port and its components will be removed upon revocation or termination of the license.
General Obligations.
In granting the first deepwater port license, the Secretary provided insights into the general obligations of the licensee that are still valid today. In the LOOP decision, he wrote:
Perhaps the most important requirement for financial responsibility arises out of the obligations which flow from the rights and privileges under the license. We cannot grant a license without recognition of the importance of the licensee going forward with the project.46
I agree with this assessment, the construction and start-up of Main Pass Energy Hub will require a significant capital investment of approximately $1,000,000,000. I must be assured that the applicant has the resources necessary to complete the project and have the facility available to meet the energy needs of the people of the United States.
Oil Spill Liability.
Under section 4(c)(l) (33 U.S.C. §1503), “The Secretary may issue a license...if he determines that the applicant is financially responsible and will meet the requirements of section 2716 of this title [33 U.S.C. Section 2716. - Financial Responsibility].” The USCG administers the requirements of section 2716, enacted by the Oil Pollution Act of 1990 (OPA 90). The USCG issues financial responsibility determinations to entities that demonstrate the financial ability or insurance sufficient to meet the

[46]	The Secretary’s Record of Decision on the Deepwater Port License Application of LOOP Inc. (Dec. 17, 1976), p. 14.

maximum oil pollution liabilities indicated in the statute. Although the Main Pass Energy Hub facility will not transport oil, the applicant indicates that some amount of diesel fuel will be stored at the terminal site for use on contract equipment and for other purposes by on-site personnel. Since there is oil being stored and shifted on the platform, the USCG may conclude that OPA 90 will apply to the Main Pass Energy Hub facility. While it is unlikely that the facility could create an oil spill that would require application of the full liability requirements specified in OPA 90, Sec. 2704 sets the limit on liability at $350,000,000. OPA 90 allows the Secretary of the Department in which the Coast Guard is operating (in this case the Department of Homeland Security) to lower that limit to no less than $50,000,000. Since a study of the relative operational and environmental risks of deepwater LNG ports that could result in lowering the limit of liability has not been undertaken, I must now consider whether the applicant has the financial capability to demonstrate responsibility to cover the maximum oil spill liability of $350,000,000. Once the applicant has demonstrated that they will be able to meet the requirements of OPA 90, in addition to all other requirements and conditions outlined in this Record of Decision, the Secretary will issue the deepwater port license.
Removal Requirements.
Pursuant to section 4(e) [33 U.S.C. §1503(e)], the applicant must furnish, prior to the issuance of the deepwater port license, a bond or other assurance(s) that the components of the deepwater port will be removed (unless such requirement is waived) at the termination or revocation of the license. Although certain aspects of the Main Pass Energy Hub facility will be removed, the applicant indicates that there are other possible alternatives for continued use of the facility which may impact the total estimated decommissioning costs. These alternatives may provide value to both the State of Louisiana and private interests as well as impose the least amount of environmental impact. Specifically, the applicant has indicated that the platform structures which compose a portion of the Main Pass Energy Hub facility have been deemed as “Planning Areas” by the Louisiana Department of Wildlife and Fisheries and thus, qualify to be used as reefing structures. All other platforms and structures, including the existing storage salt caverns and pipelines have been proposed for full decommissioning and removal. While Freeport-McMoRan’s assertion that alternative uses for the port structures at termination or revocation of the license is well thought out and reasonable, the valuation and subsequent cost savings of the alternative uses can not be determined at this time. As such, Freeport-McMoRan estimates that the full removal cost of all components of the deepwater port will total $20,664,000, which includes an additional cost of $1,392,000 to cover abandonment of the pipelines and salt caverns.
Further, we are aware of certain issues under discussion with respect to an existing guarantee between McMoRan Oil and Gas LLC, affiliate of the applicant, and the U.S. Department of Interior, Minerals Management Service (MMS), for the benefit of Freeport-McMoRan, in relation to the existing Main Pass sulphur mining facility. We have been advised by the applicant that such guarantees could potentially reduce the total estimated removal costs of $20,664,000 for the proposed Main Pass Energy Hub facility. However, unless and until such issues are resolved between MMS and the applicant, and to the satisfaction of the Secretary, I am requiring that the applicant secure the full decommissioning amount of $20,664,000 and that these finances be in place prior to the issuance of the license. For this reason, I will require a separate bond or guarantee agreement from a credit worthy source. If a guarantee is proposed, the guarantor must be of investment grade quality, as rated by Standard and Poor’s (S&P) and/or Moody’s rating services. In addition, the guarantor must provide two years of audited financial statements, which must be deemed financially adequate by the Secretary. The bond or guarantee will be adjusted annually by the inflationary percentage rate of the Consumer Price Index (CPI) established by the U.S. Bureau of Labor Statistics. As stated, the bond must be in place prior to issuance of the deepwater port license and before commencement of project construction. For this purpose, I will allow the applicant up to four (4) years, with the possibility of a one (1) year extension, for good cause, at the Secretary’s discretion, to secure the necessary financing to cover the full $20,664,000 for decommissioning of the Main Pass Energy Hub facility.47 Once the applicant has met these

[47]	If Freeport-McMoRan has not demonstrated, to the Secretary’s satisfaction, all necessary financing for project construction, operation, decommissioning, and OPA 90 compliance within the four (4) year period, a one (1) year extension may be granted by specific decommissioning requirements, in addition to all other requirements and conditions outlined in this Record of Decision, the Secretary will issue the deepwater port License.
Financial Resources.
Against these requirements for financial responsibility, we have analyzed the financial resources of the applicant. The application indicates that Main Pass Energy Hub’s owner, Freeport-McMoRan, through its parent company, McMoRan Exploration Co. (MMR), will arrange the necessary financial assurances required to fund the construction and decommissioning of the Main Pass Energy Hub facility. As such, we look to MMR, as owner of Freeport-McMoRan, to demonstrate that it has the financial resources necessary to perform this obligation. We analyzed the financial resources of MMR, which included their 2004, 2005, and 2006 (six month) year-end audited financial statements. We reviewed MMR’s historical data regarding their ability to secure financing for previous oil and gas projects, and reviewed “letters of interest,” provided by the applicant, from major financial institutions expressing an interest in participating in financing of the project.
While we recognize MMR’s history of undertaking successful oil and natural gas exploration, development and production in the Gulf of Mexico and the Gulf coast region as well as its past history in obtaining financing for previous projects from major financial markets, we cannot overlook MMR’s financial performance over the past three years. In fact, from years-ending 2004 through 2006, MMR suffered losses and negative net worth and experienced a rather noticeable deterioration of its cash and cash equivalents during the first six months of 2006.
Based upon an analysis of the Freeport-McMoRan deepwater port application and the suggested financing plan, we have determined that the proposed guarantor, MMR, does not currently possess the financial resources necessary at this time to fund the total cost of $1,000,000,000 for construction of the Main Pass Energy Hub facility or to provide a guarantee for the full decommissioning costs of $20,664,000 without obtaining outside financial assistance. However, given the applicant’s history of successfully financing, constructing, and operating oil and the Secretary, however, supplemental environmental review may be required at the close of the four year period and prior to issuance of the license.

gas installations, and given the interest the applicant has generated from experienced capital market specialists and major financial institutions in funding the project, it is reasonable to believe that Freeport-McMoRan will obtain all necessary funding for the project. In turn, I will allow Freeport-McMoRan a period of four (4) years with the possibility of a one (1) year extension, for good cause, at the Secretary’s discretion, to complete and present a full financing package sufficient to meet all financial responsibility requirements of the Deepwater Port Act, subject to the final approval of the Secretary.
As such, in order to meet the financial responsibility requirements of the Act, I will require that the applicant provide, within four (4) years of issuance of this Record of Decision, with the possibility of a one (1) year extension, for good cause, at the Secretary’s discretion, and before issuance of the deepwater port license, evidence, in form and substance acceptable to the Secretary, which assures that the applicant and its financial guarantor(s) can meet all financial responsibility obligations outlined within this document. Specifically, Freeport-McMoRan and/or its guarantor(s) must complete financing arrangements for the construction of the proposed deepwater port. Evidence of such financing must be provided to the satisfaction of the Secretary and should include original copies of all agreements for loans, capital contributions, guarantees and other financial commitments. I believe that such financial agreements will provide the applicant with the means to perform responsibly and will assure that the applicant has the resources to construct the port with a firm financial foundation. Once the applicant has met these specific financial requirements, in addition to all other requirements and conditions outlined in this Record of Decision, the Secretary will issue the deepwater license.
While the potential financing agreements may provide Freeport-McMoRan with the wherewithal in the future to comply with OPA 90 on its own merits or through the purchase of insurance, it does not currently demonstrate the financial capability to cover the maximum oil spill liability of $350,000,000. As such, MARAD will grant Freeport-McMoran, MMR, or some other credit worthy guarantor four (4) years from the date of this Record of Decision, with the possibility of a one (1) year extension, for good cause, at the Secretary’s discretion, to demonstrate financial ability to cover the maximum liability of $350,000,000 in accordance with the requirements of section 2716 of the Act. This requirement must be met before issuance of the deepwater port license.
Finally, I must be satisfied that, at the time of decommissioning, the applicant will have sufficient financial resources to decommission all components of the facility in a manner acceptable to the Secretary, which may include full removal of the gravity based structures, salt caverns, pipelines, and all associated facilities. As such, I find that prior to the issuance of the deepwater port license, Freeport-McMoRan must provide a bond or guarantee, as described above, in the amount of $20,664,000 to cover the port’s full decommissioning costs.
2.	Compliance with Applicable Laws, Regulations and License Conditions
While the Main Pass Energy Hub proposal does not contemplate any significant advances in the state-of-the-art, the project is of sufficient scope and complexity to require some inquiry into the ability of the applicant to accomplish successfully what it proposes to do.
The expertise of the applicant (and its staff) draws heavily upon the expertise of contractors and personnel employed by Freeport-McMoRan. Freeport-McMoRan has over 30 years of experience in operating oil, natural gas, and sulphur exploration, production, and transportation primarily in the OCS water of the Gulf of Mexico through its parent company, MMR, and its subsidiaries, McMoRan Oil & Gas LLC, a sister company of Freeport-McMoRan.
MMR has extensive geological and geophysical experience as well as technical and operational expertise in transporting oil, natural gas, and molten (liquid) sulphur via pipelines and marine vessels. These companies have also drilled wells and operated terminals in order to create salt caverns and operated gas conditioning and processing facilities.
MMR has oil and natural gas expertise in the Gulf of Mexico region, and through its subsidiaries, has offshore and onshore expertise and experience in marine vessel and terminal operations. With substantial expertise in all relevant fields, I conclude that Freeport-McMoRan possesses sufficient technical and management resources to accomplish the task at hand; all that is necessary is to ensure that these resources are available to Freeport-McMoRan to proceed with construction of the project and to solve problems as they arise.
Within 90 days of issuance of the license, the licensee must provide evidence acceptable to the Secretary that the owners will furnish such technical and management support necessary to complete construction of the port in accordance with the conditions of the license.
I am thus able to conclude “...that the applicant can...comply with applicable laws, regulations and license conditions.”48
In order to complete the determination under section 4(c)(2) (33 U.S.C. §1503), I must find “...that the applicant will comply with applicable laws, regulations, and license conditions.” Willingness cannot be determined, of course, by the attitude of the applicant or expressions of intent, but must be established by its agreement to comply. This written agreement, stipulated by section 4(e)(2) (33 U.S.C. §1503) of the Act, must be provided by Freeport-McMoRan agreeing to comply with the license. Similar assurances, delivered within 90 days of issuance of the license, by the parent or affiliate companies (as applicable) for those license conditions, which they alone can satisfy, must also be provided.
3.	National Interest
Section (c)(3) of the Act (33 U.S.C. §1503(c)(3)) requires me to find that the construction and operation of the port is “in the national interest” and consistent with other policy goals such as energy sufficiency.
In reaching this determination, I am obliged to reconcile the nation’s numerous, and sometimes conflicting, priorities with the consequences of deepwater port construction. I am required to balance the national energy requirements with our national commitment to energy independence and consider the impact of licensing Main Pass Energy Hub on our nation’s overall environmental, economic, and security requirements.

[48]	33 U.S.C. §1503(c)(3).

Estimates indicate that 62 million homes, 5 million businesses, and 205,000 factories in the U.S. use natural gas.49 Estimates also indicate that in 2030. U.S. natural gas consumption will increase by 20 percent, and demand for electricity will rise by 45 percent. The Department of Energy, Energy Information Administration, further projects that demand for natural gas in the U.S. could reach 26.1 trillion cubic feet (tcf) annually by 2030, This compares to an annual consumption of 22.0 tcf in 2005. Despite forecasts of increased production within the lower 48 states, the Energy Information Administration predicts that increased imports of natural gas will be required to satisfy domestic demand.50 To meet at least part of this demand, annual LNG imports are expected to increase from 0.6 tcf in 2005 to 4.5 tcf in 2030.51 With 2006 estimated LNG import capacity at 1.6 tcf, significant addition of import capacity will be needed to satisfy the growing demand for LNG.52 This will require all the existing facilities to be fully operational with the expansions completed, as well as the construction and operation of new U.S. LNG import terminals.
The current Federal Reserve Chairman, Ben Bernanke, reaffirmed the need for LNG terminals in February 2006 when he recommended building LNG terminals to create a more global market for natural gas.
Intrinsic to the general purpose of Main Pass Energy Hub is the use of worldwide sources of natural gas, thereby diversifying sources of natural gas input into the existing pipeline infrastructure in the United States. Main Pass Energy Hub will help meet the growing gas supply need by enabling regasified LNG to be delivered into the existing pipeline infrastructure in the Gulf of Mexico, ultimately connecting with pipelines near Coden, Alabama. This gas would then be delivered by shippers into the national gas pipeline grid through connections with other major interstate and intrastate pipelines. Main Pass Energy Hub will provide significant volumes of natural gas to the

[49]	Energy Information Administration, Number of Consumers (last updated November 29, 2006) < http: / /www. eia. doe. gov/ oil_gas/natural_gas/ info_glance/ natural_gas.html>.

[50]	Energy Information Administration, Annual Energy Outlook 2007 with Projections to 2030 (Early Release) <http://www.eia.doe.gov/oiaf/aeo/production.html>.

[51]	Id.

[52]	Energy Information Administration, International Energy Outlook 2006 (release date June, 2006) <http://www.eia.doe.gov/oiaf/ieo/index.html>.

nation’s gas distribution markets, improving the efficiency and flexibility of the existing pipeline infrastructure and providing supply diversification.
Much of the energy our nation uses passes through a vast nationwide network of generating facilities, transmission lines, pipelines, and refineries that convert raw resources into usable fuel and power. That system is currently deteriorating, and is now strained to capacity. Therefore, the construction of a new system of offshore deepwater port facilities will expand our energy infrastructure to connect new supply sources to a growing energy market in an environmentally sound manner.
Based on the above, it is clear to me that Main Pass Energy Hub will fill a vital role in meeting our national energy requirements for many years to come. However, I must also consider whether Main Pass Energy Hub contributes to the national objective of energy sufficiency. I must reconcile these vital national energy needs with our firm national desire for energy independence. While these objectives may appear to be conflicting, an increase in the importation of natural gas does indeed meet both objectives.
When Congress amended the Deepwater Port Act to include natural gas, I believe it recognized that the importation of natural gas would provide for a reliable alternative energy source. The Department of Energy’s Strategic Plan highlights this point when calling for, “Improved energy security by developing technologies that foster a diverse supply of reliable, affordable, and environmentally sound energy...that make a fundamental improvement in our mix of energy options, and improving energy efficiency.”53 The Executive Branch, by issuing Executive Order 13212 of May 18, 200154 — “Actions to Expedite Energy-Related Projects” — declared that national policy requires energy sufficiency.
With greater diversity of sources, I believe the nation is better able to cope with disruptions in energy supplies that could undermine our economy and place our national security at risk. Essentially, I believe that energy sufficiency means a stronger more diverse energy network

[53]	U.S. Department of Energy, FY 2006 Performance and Accountability Report, <http://www.cfo.doe.gov/progliaison/par2006mda2.pdf>.

[54]	Vol. 66, Federal Register, No. 99, Tuesday, May 22, 2001, pp 28357-28358 (66 FR 28357), as amended by Executive Order 13302 of May 15, 2003, Vol. 68, Federal Register, No. 97, Tuesday, May 20, 2003, pp 27429-27430 (68 FR 27429).

that reliably supplies our nation under unpredictable conditions. The Main Pass Energy Hub project and deepwater natural gas ports fill a vital role in this energy network.
As discussed above, the Main Pass Energy Hub is generally in the interest of national security by providing diversity in the energy mix. Additionally, locating the import facility in deep water many miles from shore makes it a more difficult target for unscrupulous persons interested in disrupting our energy infrastructure or using the facility to harm the American public. Finally, neither the Department of Defense nor the Department of State has indicated that this project presents any national security problems.
It is our nation’s long standing policy to make the maximum effort to preserve and protect the environment. The Deepwater Port Act specifies that terminals be licensed and operated in a manner that protects the marine and coastal environment by preventing or minimizing any impact that might occur as a consequence of the port development. As described later, a large and substantial effort has been made to evaluate the environmental impact of Main Pass Energy Hub and some localized negative impacts have been identified. However, I have concluded that Main Pass Energy Hub will contribute to an overall improvement in our environment. I have reached this conclusion primarily based on the environmental superiority of natural gas as an energy source as compared to oil and coal.
Over the last decade numerous new electric power plants have been built with natural gas as their energy source and many more are likely to follow. According to the Energy Information Administration, the natural gas share of electricity generation is projected to increase from 19 percent in 2005 to 22 percent around 2016, before falling to 16 percent in 2030.55 Without a source of natural gas that Main Pass Energy Hub and like deepwater natural gas ports will supply, fewer gas-fueled power plants would be built or operated in the United States. In addition, Main Pass Energy Hub will provide positive impacts compared to a land-based facility or alternative energy imports. In this regard, the port will help reduce congestion and enhance safety in ports throughout the Gulf of Mexico. I have also concluded that because the activities of Main Pass Energy

[55]	Energy Information Administration; Annual Energy Outlook 2007 with Projections to 2030 (Early Release) <http: //www.eia.doe.gov/oiaf/aeo/production.html>.

Hub will be closely monitored, and a number of permits and license conditions will be required, any negative impact on the environment will be kept to the minimum.
Nationality of Crews and Flag Nation of Vessels
To promote the security of the United States, the Deepwater Port Act was recently amended to direct the Secretary to give priority processing to license applicants that will utilize U.S. Flag vessels in port operations. The Act was also amended to require applicants to provide information regarding the nationality of the flag state of vessels and the nationality of the officers and crew that will service the deepwater port.56
The enactment of the Coast Guard and Maritime Transportation Act of 2006 places a firm emphasis on the safe and secure transport of LNG to and from our nation’s facilities. In keeping with Congressional directives, the Maritime Administration encourages the use of U.S. personnel and U.S. flag vessels in the shipment of LNG to help enhance the overall security of LNG operations by ensuring that vessels are operated by qualified, highly trained and skilled American personnel.

[56]	Under the Coast Guard and Maritime Transportation Act of 2006 (Pub. L, 109-241, Sec. 304), the applicant must provide “the nation of registry for, and the nationality or citizenship of officers and crew serving on board, vessels transporting natural gas that are reasonably anticipated to be servicing the deepwater port.”

By letter dated December 29, 2006,57 Freeport-McMoRan Energy has committed to work with MARAD to develop programs for the training and use of U.S. mariners on LNG vessels that will service the Main Pass Energy Hub facility. While Freeport-McMoRan currently has no LNG shipping fleet, it will work with prospective LNG suppliers and vessel charterers (if applicable) to encourage the use of U.S. crews and the training of cadets on LNG vessels supplying Main Pass Energy Hub. Freeport-McMoRan will address this issue with prospective LNG suppliers and vessel charterers prior to signing supply contracts. Freeport-McMoRan has agreed to help seek, where practicable, training

[57]	Letter from David C. Landry, Vice President — General Manager, Freeport-McMoRan Energy, to Sean T. Connaughton, Maritime Administrator (Dec. 29, 2006). The complete text of the letter is as follows.
* * *
     Issuance of a favorable record of decision (ROD) by the U.S. Maritime Administration (Marad) for the Main Pass Energy Hub™ (MPEH), a natural gas deepwater port proposed by Freeport-McMoRan Energy LLC (FME), a wholly owned subsidiary of McMoRan Exploration Company (MMR), is of strategic importance to the U.S. long-term energy program. LNG is a global commodity with intense competition from other energy deficient countries vying for supply. To compete, the U.S. must structure its receiving facilities to accommodate the foreign producers of LNG as well as offer services not found in other global locations. MPEH uniquely satisfies these criteria in that it will be the only facility in the world offering a deepwater offshore unloading port coupled with massive on-site salt cavern storage for natural gas. This unique combination allows shippers to choose time of placement of their LNG cargos into U.S. markets and attract supplies of LNG to U.S. markets that would otherwise not come to the U.S.
     MPEH, located in 210 feet of water, 17 miles offshore of Louisiana, is uniquely positioned to receive the new ultra large LNG ships, with no disruption to the vast fleet of ships serving Gulf of Mexico ports. MPEH’s existing capital commitment in offshore structures, engineered to withstand 1000 year storm events, has both economic and timing advantages and offers a large scale solution for regasification facilities in an offshore environment. The integrated salt cavern storage facility offers a safe and secure supply of natural gas to the U.S. consumers.
     FME has operated production and processing facilities in the Gulf of Mexico since 1958 and is committed to establishing a world class facility that will receive, regas, and process LNG and store and transport natural gas. Each of these components of the facility will be brought on line as contracts are obtained.
     FME will work with Marad to develop programs for the training and use of U.S. mariners on LNG vessels that will service the MPEH facility. While FME currently has no LNG shipping fleet, we will work with prospective LNG suppliers and vessel charterers (if applicable) to encourage the use of U.S. crews and the training of cadets on LNG vessels supplying MPEH. FME will address this issue with prospective LNG suppliers and vessel charterers prior to signing supply contracts. MPEH agrees to help seek, where practicable, training opportunities for both U.S. citizen officers and cadets to obtain the experience and sea time necessary to qualify as LNG vessel officers. Additionally, MPEH agrees, where practicable, to encourage the employment of a mix of U.S. trained officers and unlicensed mariners on LNG vessels.
     MPEH needs Marad approval to seek LNG supply contracts in the competitive world market. These contracts are to be presented to lenders for financing to build and operate the deepwater port project. MMR has obtained letters of interest from major financial institutions and will use a pre-license favorable written ROD, effective for a 5-year period, from Marad to seek financing and LNG supplier contracts in the world market as a condition to Marad formally issuing the final license.
* * *

opportunities for both U.S. citizen officers and cadets to obtain the experience and sea time necessary to qualify as LNG vessel officers. Additionally, Freeport-McMoRan has agreed, where practicable, to encourage the employment of a mix of U.S. trained officers and unlicensed mariners on LNG vessels. MARAD will work with Freeport-McMoRan on this initiative and will monitor crew complements to ensure safe and secure port operations.
In accordance with 33 U.S.C. §1504(c)(2)(K), Freeport-McMoRan must provide information regarding the nationality of the flag state of vessels, officers, and crew it intends to utilize in its operations to the Secretary for review prior to issuance of the deepwater port license.
4. Navigation, Safety, and Use of the High Seas
Section 4(c)(4) [33 U.S.C. §1503(c)(4)] lists criteria for the issuance of a license upon a finding that “...a deepwater port will not unreasonably interfere with international navigation or other reasonable uses of the high seas, as defined by treaty, convention or customary international law.”
As a declaration of policy, the Congress explicitly stated in section 2 (b) [33 U.S.C. §1501 (b)] “...that nothing in the Act shall be construed to affect the legal status of the high seas, the superadjacent airspace, or the seabed and subsoil, including the Continental Shelf.”
The United Nations Convention on the Law of the Sea (UNCLOS)58 article 60 grants coastal States the exclusive

[58]	Even though the United States is not a party to UNCLOS, as a matter of policy, the United States complies with most of its provisions:
United States Oceans Policy, Statement by the President (March 10, 1983), Weekly Compilation of Presidential Documents (Vol. 19, No. 10), Administration of Ronald Reagan, 1983 / Mar. 10.
* * *
Today I am announcing three decisions to promote and protect the oceans interests of the United States in a manner consistent with those fair and balanced results in the Convention and international law.
First, the United States is prepared to accept and act in accordance with the balance of interests relating to traditional uses of the oceans—such as navigation and overflight. In this respect, the United States will recognize the rights of other states in the waters off their coasts, as reflected in the Convention, so long as the rights and freedoms of the United States and others under international law are recognized by such coastal states.
Second, the United States will exercise and assert its navigation and overflight rights and freedoms on a worldwide basis in a manner that is consistent with the balance of interests reflected in the convention. The United States will not, however, right to construct and to authorize and regulate installations and structures in its Exclusive Economic Zone (EEZ), including deepwater ports.59 Also, the freedom of all nations to make reasonable use of waters beyond their territorial boundaries is recognized by the 1958 International Convention on the High Seas, which defines the term “high seas” to mean all parts of the sea that are not included in the territorial sea or in the internal waters of a state.60
Prior to the United States adopting the United Nations Convention on the Law of the Sea, 1982 (UNCLOS) concept of the EEZ, under the Act, a distinction was made between foreign flag vessels using deepwater ports and those only navigating in the vicinity of the ports. At that time, for vessels calling at deepwater ports, the United States exercised the right and authority as the licensing state to condition the use of the ports on compliance with reasonable regulations, including acceptance of the general jurisdiction of the United States.61 If such conditions were not accepted by a foreign state, use of the deepwater acquiesce in unilateral acts of other states designed to restrict the rights and freedoms of the international community in navigation and overflight and other related high seas uses.
* * *

[59]	Title 33 U.S.C. section 1518 precedes the entry into force of UNCLOS article 60. It also precedes the designation of the Exclusive Economic Zone of the United States, which grants us certain rights and jurisdiction under customary international law, as stated in UNCLOS Part V, While Article 60(7) indicates that a deepwater port does not have the status of an island, has no territorial sea of its own, and its presence does not affect the delimitation of the territorial sea, the exclusive economic zone or the continental shelf, the United States interprets Article 12 to mean that any roadstead located outside the territorial sea and used for the loading or unloading of ships is included in the territorial sea. See letter dated January 12, 2005, from Margaret F. Hayes, Acting Deputy Assistant Secretary for Oceans and Fisheries, United States Department of State, Bureau of Oceans and International Environmental and Scientific Affairs to Rear Admiral Thomas H. Gilmour, United States Coast Guard.

[60]	Prior to UNCLOS coming into force, a rule of reason was applied. For example, whether use of the high seas by a deepwater port is reasonable could be determined by examining, among other things, the extent to which deepwater port facilities do not unreasonably interfere with the high seas freedoms of other nations, including the freedoms of navigation, fishing, laying submarine cables and pipelines, and overflight. In fact, a properly located deepwater port could enhance navigation and safety by reducing the chances of vessel collision and pollution of the marine environment in heavily congested areas. Thus, under the reasonable uses test, one would propose to exercise the international right of the United States to make a permissible use of the high seas in a cautious and restrained manner. The use by foreign nations of the same ocean area can be accommodated if they reasonably respect the rights and interests of the United States. The amount of controversy would be decreased where the deepwater port, although in international waters, had close proximity to our shores, suggesting that there was little danger of interference with actual use of the high seas by other nations.

[61]	Section 19(c), 33 U.S.C. §1518(c).

port must be denied to vessels registered in or flying the flag of that state.62
The U.S. Department of State addressed the issue of vessels calling at deepwater ports with respect to U.S. jurisdiction, as follows:
The DWPA at 33 U.S.C. 1518(a)(3) requires the Secretary of State to notify the government of each foreign state having vessels under its authority or flying its flag that may call at a DWP, that the United States intends to exercise jurisdiction over such vessels. The notification must indicate that, absent the foreign State’s objection, its vessels will be subject to U.S. jurisdiction whenever calling at the DWP or an established safety zone (not greater than 500 meters) and using or interfering with the use of the DWP. Further, section 1518(c)(2) states that entry by a vessel into the DWP is prohibited unless the flag state does not object to the exercise of U.S. jurisdiction or a bilateral agreement between the flag State of the vessel and the United States permitting the exercise of jurisdiction is in force.63
Thus, any ship calling at a deepwater port in our EEZ would be subject to U.S. jurisdiction as if it were in the territorial sea. As the proposed Main Pass Energy Hub deepwater port would be in the EEZ, this principle applies here. Any ship flying the flag of a party to UNCLOS would be subject to Articles 12 and 60 and would be bound to the same jurisdictional principles of 33 U.S.C. §1518, thus obviating the need for further bilateral agreements. However, if a ship flying the flag of a non-party to UNCLOS were to call at the deepwater port, the State Department would only object to such calls if the non-party flag State had filed an objection with us.64
Navigation Safety.
In accordance with section 10(d) of the Act (33 U.S.C. §1509(d)), Freeport-McMoRan has requested a safety zone.

[62]	Id.

[63]	January 12, 2005 letter from Margaret F. Hayes, op. cit.

[64]	Id.

The USCG has determined it is reasonable to establish a 500-meter safety zone.65
International law plays a role in this area, and the U.S. Department of State commented that under international law, navigation safety zones are governed by three principal sources: UNCLOS, specifically Articles 22, 60 and 211; the International Convention on the Safety of Life at Sea, 1974, Annex, Chapter V, primarily Regulation V/10; and the General Provisions on Ship’s Routing, adopted by the International Maritime Organization (IMO) pursuant to Assembly Resolution A.572 (14), as amended.66 The Convention on the Continental Shelf of 1958 also provides for the construction and operation of continental shelf installations and the coastal States’ establishment of safety zones, which may extend to a distance of 500 meters around such installations.67 For those vessels navigating in the vicinity of a deepwater port, we are entitled to take measures necessary to avoid collisions and environmental hazards within the safety zone. Outside the 500-meter safety zone, uniform international rules to ensure navigational safety around the deepwater port can best be achieved by seeking appropriate ships’ routing measures through the IMO.
Because the USCG is also reviewing an Area To Be Avoided (ATBA) that is beyond the 500 meter domestic safety zone, the IMO will be approached. The Executive Branch, acting through the Department of State and the Coast Guard, will evaluate the applicant’s request and prepare a proposal for presentation to the IMO Marine Safety Committee to establish the ATBA. Once approved, the ATBA will be implemented by the IMO and published in an IMO Circular and Federal Register notice. The ATBA, in accordance with 33

[65]	Section 10(d) of the Act requires the designation of a safety zone around and including the deepwater port to insure navigational and environmental safety.

[66]	January 12, 2005 letter from Margaret F. Hayes, op. cit.

[67]	Convention on the Continental Shelf, 15 U.S.T. 471 (1958), Article 5 provides in part: 2. Subject to the provisions of paragraphs 1 and 6 of this article, the coastal State is entitled to construct and maintain or operate on the continental shelf installations and other devices necessary for its exploration and the exploitation of its natural resources, and to establish safety zones around such installations and devices and to take in those zones measures necessary for their protection. 3. The safety zones referred to in paragraph 2 of this article may extend to a distance of 500 meters around the installations and other devices which have been erected, measured from each point of their outer edge. Ships of all nationalities must respect these safety zones. 4. Such installations and devices, though under the jurisdiction of the coastal State, do not possess the status of islands. They have no territorial sea of their own, and their presence does not affect the delimitation of the territorial sea of the coastal State.

CFR 150.905(c), will be a recommendatory routing measure. This comports with advice given by the Department of State.68
In addition to these safety measures, the Captain of the Port has authority to introduce additional vessel movement controls to enhance the safety of ship movements to and from the deepwater port.
Moreover, the Operations Manual, which Freeport-McMoRan is required by regulations to develop for USCG approval, will specify vessel operating procedures for LNG tankers calling at the deepwater port.69
Based on the above, I am confident and have determined that the Main Pass Energy Hub facility is permitted under the principles of international law, and it will not unreasonably interfere with international navigation or other reasonable uses of the high seas, as defined by treaty, convention, or customary international law.
5. Protecting and Enhancing the Environment
Section 4(c)(5) [33 U.S.C. §1503(c)(5)] requires the Secretary to determine, in accordance with environmental review criteria established pursuant to section 6 [33 U.S.C. §1506] “...that the applicant has demonstrated that the deepwater port will be constructed and operated using the best available technology, so as to prevent or minimize adverse impact on the marine environment.”
As indicated above, Freeport-McMoRan initially submitted its application proposing the use of ORV regasification technology. On May 5, 2006, Louisiana Governor Kathleen Blanco, citing concerns about the potential environmental impacts from the use of ORV technology, disapproved Freeport-McMoRan’s initial application. In response to the disapproval, Freeport-McMoRan submitted an amended application that changed its preferred vaporization technology to a closed-loop, SCV regasification system. This technology was analyzed as a reasonable alternative in the EIS and analyzed in further detail in the EA that

[68]	January 12, 2005 letter from Margaret F. Hayes, op. cit.

[69]	The USCG has the additional statutory responsibility to approve an operations manual for a deepwater port. 33 U.S.C. §1503(e)(1). The USCG retained the statutory and delegated authorities upon its transfer to the Department of Homeland Security (Department of Homeland Security Delegation Number: 0170, Sec. 2. (75), March 3, 2003; Pub. L. 107-296, Section 888).

evaluated the impacts of the proposed change in regasification technology.
The analysis of best available technology necessarily includes a determination that a particular technology proposed for a deepwater port project is available for use in that project. Here, ORV technology is no longer available for use in the Main Pass Energy Hub project because of Governor Blanco’s objection to the technology and her veto of the project based on the use of ORV.
In analyzing Freeport’s amended proposal to utilize SCV technology, we benefited from information and advice provided by the EPA, the U.S. Army Corps of Engineers (USACE), the National Oceanic and Atmospheric Administration, and others. We received and reviewed comments and suggestions in response to the EIS and EA from a number of Federal, state and local governments and agencies, as well as interested persons and groups. The final EIS and EA contains our evaluation and resolution of the comments received during the evaluation process.
The EIS, EA and the review performed by MARAD and the USCG support my decision under section 4(c)(5), that SCV technology is the best available technology to minimize or prevent adverse impact on the marine environment for this project.
In order to assure that all possible care is taken to protect the environment, however, the license will contain a continuing obligation to employ the best available technology and special environmental conditions. These conditions will control changes in the project, construction of the project, construction of offshore and nearshore pipelines, operations of the project, air emissions, industrial and wastewater discharges, potential for impacts to fisheries and other marine species, potential for impacts to protected marine species, potential for adverse affects on any historical and archaeological sites, and potential for adverse impacts from project decommissioning. All applicable Federal, State and local authorizations and permits must be obtained in the construction and operations of the port. The License will also be subject to conditions consistent with this Record of Decision, including but not limited to the following.

1.	National Pollution Discharge Elimination System (NPDES) Permit

Freeport-McMoRan will obtain a NPDES permit and will comply with all conditions and mitigation measures identified as conditions to the permit. Freeport-McMoRan will provide to MARAD and the USCG copies of the permit, including all conditions and requirements.

2.	Deepwater Port Operations Manual

In order to enhance safety both in ship movements to and from the deepwater port as well as in operating the port, Freeport-McMoran will prepare a Deepwater Port Operations Manual in accordance with 33 CFR Part 150. The Operations Manual will describe measures that will be followed by Freeport-McMoran to promote and protect health, safety, security, and the environment during operations of the facility. The Operations Manual will address such areas as engineering, design, and construction information; communications systems and plans; personnel qualifications, training and instruction; navigation procedures and aids to navigation; operating and maintenance procedures including cargo transfer; emergency procedures, notifications, equipment, and training; occupational safety and health; security procedures; Safety Zones, No Anchoring Areas, and Areas To Be Avoided; inspections, recordkeeping, and reporting.

–	The Operations Manual will include a safety and environmental management system to address implementation, understanding and commitment by Freeport-McMoran contract and company employees and management to properly manage risks and to ensure compliance with regulations, industry practices and company procedures. The safety and environmental management system should include specific strategies to mitigate human error through proper human system integration.

–	Because of the fixed offshore structure, pipelines, wells, storage caverns and other regulatory jurisdiction, the Coast Guard will coordinate review and approval of the Deepwater Port Operations Manual with MMS. The Operations Manual will include all applicable MMS requirements from 30 CFR Part 250 (Oil and Gas and Sulphur Operations in the OCS) and 256

(Leasing of Sulphur or Oil and Gas in the OCS). This will include the daily operational procedures and monitoring requirements for salt cavern storage.

3.	Clean Air Act Title I Minor Preconstruction Permit and Title V Operating Permit; Prevention of Significant Deterioration of Air Quality

Freeport-McMoRan will obtain Title I and Title V air permits from the EPA and will comply with all conditions and mitigation measures identified. Freeport-McMoRan will obtain other air permits, if required by the EPA, prior to installation of deepwater port components and pipelines and prior to operations. Freeport-McMoRan will provide to MARAD and the USCG copies of the permit(s), including all conditions and requirements.

4.	Pipelines

Pipelines will be constructed, tested, and installed according to applicable existing procedures as defined by MMS in coordination with the Department of Transportation, Pipeline and Hazardous Materials Safety Administration and corresponding Federal Energy Regulatory Commission (FERC) procedures for onshore pipelines.

5.	Best Management Practices

Freeport-McMoran will use FERC-developed Best Management Practices (BMPs) during construction of onshore pipelines. Freeport-McMoran will develop a spill prevention, control, and countermeasures (SPCC) plan, in accordance with 40 CFR 112, for all onshore pipeline construction activities.

6.	Prevention, Monitoring, Mitigation Plans

For elements of the project not covered by the USCG, MMS, USACE, National Marine Fisheries Service (NMFS), or EPA requirements (such as NPDES or Clean Air Act permits, Operations Manual, Vessel Strike Avoidance Measures, etc.) Freeport-McMoRan will work with MARAD, the USCG, the State of Louisiana, and other Federal and state cooperating agencies as appropriate, to establish a program for monitoring and mitigating environmental impacts. This program will encompass all phases of the project and will include a pre-construction monitoring baseline. The plans are subject to USCG and MARAD approval. The plans will be performance-based and include periodic evaluation of effectiveness to recommend improvements and address duration and administration of the program.

7.	Protected Species Harm Avoidance_Measures

Freeport-McMoRan will consult with NMFS on harm avoidance measures for protected marine species (including Gulf Sturgeon Critical Habitat) and implement the measures outlined in the following sections of the NMFS Protected Species Harm Avoidance Measures document, including the following:
–	Vessel Strike Avoidance and Injured/Dead Protected Species Reporting;

–	Explosive Decommissioning;

–	Pile Driving Measures;

–	Marine Debris Awareness and Training;

–	Minimizing the risk of injury and mortality to sea turtles and marine mammals; and

–	Notifying the USCG within 24 hours of all potential vessel strikes to sea turtles and marine mammals.
8.	Incidental Take and Reporting Requirements

If an incidental take does occur, or new information reveals effects of the action not previously considered, or the identified action is subsequently modified in a manner to an extent not previously considered, or if a new species is listed or a critical habitat designated that may be affected by Main Pass Energy Hub, an additional Endangered Species Act section 7 consultation with NOAA Fisheries’ Protected Resources Division will be required. Freeport-McMoRan is required to follow vessel strike avoidance requirements (MMS NTL No. 2003-G10) for sea turtles and marine mammals. This information will be included in the Operations Manual.

9.	Impacts to Cultural Resources

During the construction and installation of the project’s facilities, the licensee must properly avoid or further investigate certain anomalies discovered in the geohazard surveys and described in the Final EIS.

10.	Avoidance of Geologic Hazards and Unanticipated Discovery Plan

Any significant geological hazard encountered during installation of facility components will be avoided.

Additional geophysical surveys will be conducted for pipeline route(s) selected for licensing. Freeport-McMoRan will make the results of such surveys known to appropriate personnel in MMS and the USCG.

Freeport-McMoran will follow the Unanticipated Discoveries Plans and comply with MMS regulations in the event of an archaeological discovery in Federal waters.

11.	Army Corps of Engineers Section 404 Permit and_Section 10 Permits

If required, Freeport-McMoRan will coordinate with the appropriate Army Corps of Engineers District Office to obtain a Section 404 permit and Section 10 permit. Freeport-McMoRan will obtain the permit(s) and adhere to all conditions, including an approved anchoring plan. Freeport-McMoRan will provide to MARAD and the USCG copies of the permit(s), including all conditions and requirements.

12.	Decommissioning

Freeport-McMoRan will conduct all decommissioning activities in accordance with approved plans required by the licensing authority, and in compliance with all applicable and appropriate regulations and guidelines in place at the time of the decommissioning.

13.	Project Changes

Major changes to construction and/or operation of the deepwater port must be reviewed and approved by MARAD and the USCG (and, as applicable, MMS). Major changes include, but are not limited to: 1) changes in technology, mechanical systems or infrastructure that will have any significant effect on the environment; 2) any change that would require a modification of Federal, State or local permits; and 3) any change that would require modifications to the Deepwater Port Operations Manual.

14.	Essential Fish Habitat (EFH)

Freeport-McMoRan will ensure that impacts on EFH from construction of the onshore pipeline are avoided, minimized, and compensated to the maximum extent practicable.

15.	Waste Management Plan

Freeport-McMoRan will develop a Waste Management Plan to include provisions of the 1978 Protocol of the 1973 International Convention for the Prevention of Pollution from Ships (MARPOL), 30 CFR 250.300, and 33 CFR Part 151 on the discharge of wastes and follow MMS NTL 2003-G11 — Marine Trash and Debris Awareness and Elimination. Other refuse and oil and engine waste generated from Terminal operation would be stored, transported, and disposed of in accordance with applicable Federal, state, and local regulations including NPDES permit conditions.

16.	No Dumping

Freeport-McMoRan is prohibited from receiving at, or shipping from, the Terminal any material for purposes of dumping it in the ocean.

17.	Terminal Construction

Freeport-McMoRan will notify MARAD and the USCG in writing at least thirty (30) days prior to commencement of any on-shore or marine construction authorized under the license. Freeport-McMoRan will develop a plan in consultation with MMFS (and other cooperating agencies) to use ramp-up procedures prior to pile-driving, monitor for protected species prior to and during pile-driving (using qualified observers), and monitor noise levels during pile-driving.

18.	Salt Caverns and Gas Injection Wells

Wells and salt cavern storage are required to meet MMS design, engineering, technical, operational, safety, and environmental protection standards. The specific standards and requirements will be set forth in detail in the license.

19.	Risk Assessment

In order to minimize environmental damage and to increase operational safety, Freeport-McMoran will, under oversight of the USCG and in coordination with MMS, perform a risk assessment to address natural gas and LNG release from intentional and accidental scenarios related to the LNG carrier, cargo transfer, process, well control, and cavern failure. The risk assessment will include modeling of liquid pool, vapor cloud, and fire modeling addressing impacts to Main

Pass Energy Hub, other offshore facilities, and vessels in the area. Vessel traffic and collision avoidance (existing or planned/potential fixed structures or mobile) will be included in the risk assessment. Mitigations and emergency procedures developed through this process will be incorporated into the emergency and security plans of the Operations Manual.

20.	Additional Coast Guard Requirements

Freeport-McMoRan must meet the requirements of Title 33 CFR, subchapter NN, parts 148, 149, 150 and Coast Guard Navigation and Vessel Inspection Circular No. 03-05 governing design, plan review, fabrication, installation, inspection, maintenance, and oversight of the deepwater port. As with approval of the Operations Manual, some areas will require coordinated approval from MMS.
Other conditions and additional details to those listed, consistent with this Record of Decision, will be included in the license.
6. Advice of the Administrator of EPA
Section 4(c)(6) (33 U.S.C. §1503(c)(6)) provides that the license may be issued if the Secretary “....has not been informed, within 45 days following the last public hearing on a proposed license for a designated application area, by the Administrator of the Environmental Protection Agency that the deepwater port will not conform with all applicable provisions of the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, or the Marine Protection, Research and Sanctuaries Act, as amended.” While I have not been informed by the Administrator of the EPA that the deepwater port will not conform with all applicable provisions of the Clean Air Act, the Federal Water Pollution Control Act (f/k/a the Clean Water Act), or the Marine Protection Research and Sanctuaries Act, the EPA has recommended that the Freeport-McMoRan license be approved subject to conditions as specified in its letter dated November 20, 2006, and incorporated herein.70

[70]	Docket entry 368. USCG-2004-17696-368.

7. Consultations with the Secretaries of State, Defense, and Army
One of the primary purposes of the Act is to cut through the maze of Federal agency jurisdictions, each of which has a legitimate interest in some aspect of deepwater port development, and to provide a single point of coordination and review. Under section 4(c)(7) [33 U.S.C. §1503 (c)(7)], we have consulted with the Departments of State, Defense, and Army to determine their views on the adequacy of the application, and its effect on programs within their respective jurisdictions.71
As described in item 4, above, the Department of State indicated in its January 12, 2005, letter that the Main Pass Energy Hub application is adequate and that the project will have no adverse effect on programs within the agency’s jurisdiction. By letter received April 25, 2006, the Office of the Under Secretary of Defense indicated that it had no comments on the application, but that we should continue coordinating with the U.S. Army Corps of Engineers (USACE) to ensure full compliance with applicable federal law and permit requirements.72 As to the USACE, while it is intended that the Section 404 permit for the Main Pass Energy Hub project, if required, be issued concurrently with the license, the license will be made conditional on subsequent issuance of the appropriate permits should such issuance be delayed.
8. Approval of Adjacent Coastal State Governors
Section 4(c)(8) [33 U.S.C. §1503(c)(8)] conditions issuance of a license on the approval(s) of the Governor of “Adjacent Coastal State or States.” The rights and responsibilities of states have been made a special subject of Congressional concern in the Act.73 Special status is conferred on certain States by section 9 [33 U.S.C. §1508],

[71]	Consultation also took place pursuant to section 106(e)(1) of the Maritime Transportation Security Act of 2002 (Extension of Deepwater Port Act to Natural Gas), wherein Congress declared “(1) Agency and department expertise and responsibilities— Not later than 30 days after the date of the enactment of this Act, the heads of Federal departments or agencies having expertise concerning, or jurisdiction over, any aspect of the construction or operation of deepwater ports for natural gas shall transmit to the Secretary of Transportation written comments as to such expertise or statutory responsibilities pursuant to the Deepwater Port Act of 1974 (33 U.S.C. §§1501 et seq.) or any other Federal law.” 116 STAT. 2087

[72]	By a separate letter dated September 19, 2006, the Department of the Air Force indicated that it had no objections to the project as proposed.

[73]	Section 2(a)(4), 33 U.S.C. §1501(a)(4).

which provides for designation of certain States as “Adjacent Coastal States.” Section 9(a)(1) provides that the Secretary must:
[D]esignate as an ‘Adjacent Coastal State’ any coastal State which (A) would be directly connected by pipeline to a deepwater port as proposed in an application, or (B) would be located within 15 miles of any such proposed deepwater port.
In addition, section 9(a)(2) provides:
The Secretary shall, upon request of a State, and after having received the recommendations of the Administrator of the National Oceanic and Atmospheric Administration, designate such State as an ‘Adjacent Coastal State’ if he determines that there is a risk of damage to the coastal environment of such State equal to or greater than the risk posed to a State directly connected by pipeline to the proposed deepwater port.
The governor of any state so designated by the Secretary as an Adjacent Coastal State can, by timely notification to the Secretary of his/her disapproval, prevent the issuance of a deepwater port license. Other interested states are to be given full consideration in the licensing process, as specifically provided in section 9(b)(2).
Alabama, Mississippi, and Louisiana were designated as Adjacent Coastal States.74 These States have been involved in the Freeport-McMoRan project since its inception. Section 9(b) [33 U.S.C. §1508(b)] states: “If the Governor fails to transmit his approval or disapproval to the Secretary not later than 45 days after the last public hearing on applications for a particular application area, such approval shall be conclusively presumed.”
By letter dated November 20, 2006, Governor Blanco of Louisiana approved, with conditions, Freeport-McMoRan’s project, as amended. With respect to Alabama and Mississippi, the 45 day time limit passed without comment from each State’s respective Governor, and therefore Alabama and Mississippi are presumed to have granted

[74]	Vol. 69, Federal Register, No. 111, Wednesday, June 9, 2004, pp 32363-32364 (69 FR 32364).

approval, under the Act, of the Main Pass Energy Hub project.
9. Coastal Zone Management Act
Section 4(c)(9) [33 U.S.C. §1503(c)(9)] authorizes issuance of a license if the state or states adjacent to the proposed deepwater port are making reasonable progress toward developing an approved coastal zone management program. A state is considered under section 9(c) [33 U.S.C. §1508(c)] to be making such progress if it is receiving a planning grant pursuant to section 305 of the Coastal Zone Management Act.75 Alabama, Mississippi, and Louisiana, the states adjacent to Freeport-McMoRan, have reviewed said application under the aforementioned authority and found it to be consistent with the provisions of each State’s respective coastal zone management program.76
VI. CONCLUSION:
In analyzing and evaluating the Main Pass Energy Hub project proposed by Freeport-McMoRan, I have reached the following conclusions, subject to certain conditions.
Freeport-McMoRan will reduce the risks of environmental harm from the importation of natural gas. Any possible environmental damage caused by the accidental release of natural gas resulting from off loading, transshipment, or harbor collision will be reduced substantially because of the efforts undertaken to make certain the deepwater port is constructed and operates in an environmentally-sound manner.
Under recent amendments to the Deepwater Port Act, Freeport-McMoRan must provide information to the Secretary regarding the nationality of the flag state of vessels and the nationality of officers and crew that will service the deepwater port prior to issuance of the license. Freeport-

[75]	16 U.S.C. §1451 et seq.

[76]	See letter dated September 28, 2006, from Steven O. Jenkins, Chief, Field Operations Division, Alabama Department of Environmental Management to David C. Landry, Freeport-McMoRan Energy, LLC. Also see letter dated June 28, 2006, from William W. Walker, Executive Director, Mississippi Department of Marine Resources to David C. Landry, Freeport-McMoRan Energy, LLC. Also see letter dated September 21, 2006 from Gerald M. Duszynski, Acting Assistant Secretary, Louisiana Department of Natural Resources, Office of Coastal Restoration and Management to David C. Landry, Freeport-McMoRan Energy, LLC.

McMoRan has agreed to work with the Maritime Administration to develop programs for the training and use of U.S. mariners on LNG vessels that will service the Main Pass Energy Hub facility. MARAD will monitor crew complements to ensure safe and secure port operations.
Imbalance between natural gas supply and demand would lead to higher natural gas prices and the possible substitution of other energy sources (e.g., coal, oil, and nuclear). Depending on market conditions and the availability of substitute energy sources, the substitute fuels might not be as clean burning as natural gas.
The United States will continue to be dependent, in part, on the importation of foreign natural gas for the foreseeable future, and the development of more economical and environmentally sound means of importing natural gas is therefore not inconsistent with this nation’s commitment to increasing our domestic resources and securing greater energy independence.
Deepwater ports will contribute to greater energy independence by enhancing our natural gas reserves and increasing our flexibility by enabling the U.S. to receive large amounts of natural gas. This is important in light of the fact that overseas exploration has developed significant natural gas resources. Much of this gas has no local market due to lack of demand, infrastructure, and/or ability to pay for gas. Without access to export markets, this gas is effectively stranded.
The construction of the Main Pass Energy Hub deepwater port will have a positive impact on the employment levels of several local counties and parishes in the States of Louisiana, Mississippi, and Alabama. The port will also create numerous permanent jobs for the region primarily in the operations of the port and on tugboats that will service the port. If American personnel are employed on the LNG vessels, further jobs will be created.
I have accepted generally the advice and recommendations of other federal and state agencies. Where I have not adopted specific recommendations, I have selected an alternative course that, in my judgment, will work to achieve the objective more effectively.

I recognize that the conditions that have been designed to ensure that the port is constructed and operated in accordance with the national interest may not be acceptable to the applicant. If so, then the license will not be issued, and other potential applicants will have another opportunity to consider submitting a proposal. If the license conditions are accepted and the license is issued, by the authority delegated to me by the Secretary of the Department of Transportation, I am directing all Departmental modes to exercise their responsibilities with due diligence, in cooperation with other Federal and State agencies, to ensure that the letter and spirit of the license requirements are followed.
Consequently, I conclude that construction and operation of the Main Pass Energy Hub deepwater port will be in the national interest and consistent with national security and other national policy goals and objectives, including energy sufficiency and environmental quality.
Dated: January 3, 2007

/s/ Sean T. Connaughton

Sean T. Connaughton
Maritime Administrator Washington, D.C.